Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755 www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF’s Board of Directors Elect

Karen Grandstrand to Board Membership

WAYZATA, MN, October 19, 2010 — The Board of Directors of TCF Financial Corporation (“TCF”) (NYSE: TCB) today announced the election of Karen L. Grandstrand to the TCF Board of Directors, effective October 18, 2010.

Ms. Grandstrand is a partner at Fredrikson & Byron PA, a Minneapolis-based law firm, and chairs their Bank & Finance Group.  She joined Fredrikson in 1999 and advises financial services clients on mergers and acquisitions, corporate finance and governance matters, and other regulatory examination and compliance activities.  Prior to joining Fredrikson, Ms. Grandstrand had a 14-year career with the Federal Reserve Bank of Minneapolis where she was Senior Vice President of the Banking Supervision and Risk Management departments.

“It is an honor to welcome Karen Grandstrand to TCF’s Board of Directors.  Karen brings to the Board a wealth of knowledge and experience in the banking industry,” said

William A. Cooper, Chairman of the Board and Chief Executive Officer.  “We very much look forward to her guidance and counsel.”

TCF is a Wayzata, Minnesota-based national bank holding company with $18 billion in total assets.  TCF has 441 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.   For more information about TCF, please visit www.tcfbank.com.

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